CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The RBB Fund Trust of our reports dated October 30, 2025, relating to the financial statements and financial highlights of Advent Convertible Bond ETF, First Eagle Global Equity ETF, First Eagle Overseas Equity ETF, and Tweedy, Browne Insider + Value ETF, which appear in The RBB Fund Trust’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 19, 2025